EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”), dated November 15, 2007 (the “Effective Date”), is entered into by and between Berliner Communications, Inc. (the “Company”), a Delaware corporation, with its principal place of business at 20 Bushes Lane, Elmwood Park, New Jersey 07407, and Raymond A. Cardonne, Jr. (the “Employee”), an individual residing at 81 Katydid Dr., Branchburg, NJ 08876.

W I T N E S S E T H:

WHEREAS, The Company desires to secure the services and employment of the Employee on behalf of the Company and its wholly owned subsidiary, BCI Communications, Inc. (“BCI”) and Employee desires to be employed with the Company upon the terms and conditions hereinafter set forth.

WHEREAS, Employee is willing to serve as Chief Financial Officer and Treasurer of the Company and BCI, and the Company desires to retain Employee in that capacity upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1. Term of Employment. The Employee's employment under this Agreement shall commence as of the Effective Date and, subject to earlier termination pursuant to Section 5 of this Agreement below, shall continue until June 30, 2010 (the “Employment Term”); provided however, that the Employment Term shall be automatically extended for an additional year unless written notice of non-extension is provided by either party to the other party at least 90 days prior to the expiration of the Employment Term.

Section 2. Position and Duties. During the Employment Term, the Employee shall serve as Chief Financial Officer (“CFO”) and Treasurer of the Company and shall report to the Chief Executive Officer. Employee shall have such powers and duties as are commensurate with such positions and as may be conferred upon him from time to time by Chief Executive Officer or the Board of Directors of the Company (the “Board”). During the Employment Term, the Employee shall use his best efforts to faithfully perform the duties of CFO and Treasurer and shall devote all of his business time, attention, skill and efforts exclusively to the business and affairs of the Company, its subsidiaries and affiliates and the Employee agrees that he shall abide by all applicable policies of the Company.

Section 3. Compensation.

(a) Salary. For the performance of Employee’s duties hereunder during the Employment Term, Employee shall receive an annualized base salary of $225,000.00 (the “Base Salary”) less normal deductions and withholdings. The salary payments shall be made in accordance with the Company’s standard payroll practices. Employee’s Base Salary shall be reviewed at least annually by the Chief Executive Officer and the Board of Directors for consideration of appropriate merit based increases.

(b)  Incentive Compensation. The Employee shall be entitled to participate in all compensation and employee benefit plans or programs (“plans and programs”), subject to the terms and conditions of the plans and programs, that are offered to all salaried employees of the Company, including, without limitation, incentive compensation, bonus, group hospitalization, health, dental care, or other insurance, stock purchase, restricted stock and stock option plans. Employee shall be eligible for a cash bonus at the end of each fiscal year pursuant to the executive compensation program established by the Compensation Committee for such year. For fiscal 2008, this bonus will be pro rated for the portion of the fiscal year Employee served with the Company. The fiscal 2008 bonus will be based on the following factors:

•	50% will be based on the Company achieving no less than $3.5 million in EBITDA for the fiscal year; and
•	50% will be based upon the Employee’s personal performance, as determined by the CEO and Compensation Committee according to criteria to be established in consultation with Employee.

The Company’s expectation is that, if the above referenced EBITDA target is achieved, and if Employee’s personal performance merits it, Employee will receive a cash bonus of no less than thirty percent (30%) of Employee’s base salary paid during the year.

(c)  Premiums/Contributions.During the Employment Term, the Employee shall be entitled to participate in all medical and dental health plans and programs at no cost to the Employee.

(d)  Vacation and Sick Leave. During the Employment Term, the Employee shall be entitled to vacation and sick leave in accordance with Company policies and procedures.

(e)  Car Allowance. During the Employment Term, the Employee shall be entitled to an annual car allowance in the amount of $7,200.00, which will be payable on a pro-rata basis in association with the regular payroll schedule and subject to normal payroll deductions and withholdings.

(f)  Stock Options. Employee shall receive options to purchase one hundred thousand (100,000) shares of the Company’s common stock pursuant to the Company’s Stock Option Award Policy. The options are subject to the terms and conditions of the Company’s Omnibus Securities Plan, and any amendments thereto. The options shall vest equally over a four year period, 25% per year on the anniversary date of the date of the Effective Date.

Section 4. Business Expenses. The Company shall pay or reimburse the Employee for all reasonable travel or other out-of-pocket expenses actually incurred by the Employee in connection with the performance of his duties and obligations under this Agreement. The Employee shall submit proof of such expenses in accordance with such policies and procedures as the Company may from time to time establish for employees.

Section 5. Effect of Termination of Employment. The terms and conditions of this Agreement shall automatically terminate at the end of the Employment Term, or earlier, based on the following circumstances:

(a)  Without “Cause”. Notwithstanding any provisions of this Agreement to the contrary, the Company may terminate the Employee’s employment hereunder for any reason or for no reason, at any time during the Employment Term, effective upon delivery of two (2) days notice by the Company. In the event the Employee's employment terminates during the Employment Term, due to a Without Cause Termination (as hereinafter defined), the Employee, in exchange for a complete release and waiver, releasing the Company of any and all legal claims or potential legal claims, shall receive an amount equal to his Base Salary then in effect for the remainder of the Employment Term or for twelve (12) months, whichever is longer (the “Severance Period”) plus (i) any Base Salary already earned and accrued under this Agreement prior to the effective date of termination; (ii) reimbursement under this Agreement for expenses pursuant to Section 4 incurred prior to the effective date of termination; and (iii) all vested benefits under the Company’s plans and programs, subject to the terms of such plans and programs (together, the “Severance Payments”). The Severance Payments will be made, at the Company’s option, in a lump sum or ratably over the Severance Period, with such determination made by the Company within seven (7) days after receipt of the executed release and waiver. The Employee agrees and acknowledges that he shall be entitled to any and all payments (or future payments) under this Section 5(a) so long as he is not in violation of Section 7 of this Agreement, set forth below. To the extent that the Employee is in violation of his agreements and covenants set forth in Sections 6 and 7 he shall not be entitled to any payment or future payment under this Section 5(a).

(b)  Termination upon Death, Disability, or Cause. This Agreement shall terminate upon the Employee’s death, Ddisability (as hereinafter defined) or Cause (as hereinafter defined). If one of these events shall occur, the Employee shall have no right to receive any compensation or benefit other than (i) any Base Salary already earned and accrued under this Agreement prior to the effective date of termination; (ii) reimbursement under this Agreement for expenses pursuant to Section 4 incurred prior to the effective date of termination; and (iii) all vested benefits under the Company’s plans and programs, subject to the terms of such plans and programs.

(c)  Voluntary Resignation. The Employee may terminate his employment hereunder at any time during the Employment Term subject only to the requirement that the Employee shall provide the Company with a minimum of thirty (30) days prior written notice. In the event of a voluntary termination (resignation) by Employee, the Company will have no obligation to Employee other than (i) to pay Employee any earned and accrued Based Salary and the value of any earned, accrued, unused vacation (ii) reimbursement under this Agreement for expenses pursuant to Section 4 incurred prior to the effective date of termination; and (iii) all other vested benefits under the Company’s plans and programs, subject to the terms of such plans and programs. Employee hereby acknowledges and agrees that in the event of a voluntary resignation (i) he will not be entitled to any other type of compensation or benefits under this Agreement and (ii) that the compensation and benefits that he received under this Agreement prior to his voluntary termination were good and sufficient consideration for him to have to completely and fully abide with his covenants and agreements set forth in Section 7 below concerning non-competition and non-solicitation.

(d)  With “Good Reason”. Notwithstanding any provision of this Agreement to the contrary, the Employee may terminate his employment hereunder for Good Reason (as defined hereinafter), subject to the requirement that the Employee shall provide the Company with a minimum of two (2) weeks prior written notice. In the event that the Company does not cure said Good Reason, the Employee shall be entitled to receive the Severance Payments in exchange for a complete release and waiver, releasing the Company of any and all legal claims or potential legal claims. The Employee agrees and acknowledges that he shall be entitled to any and all payments (or future payments) under this Section 5(d) so long as he is not in violation of Section 7 of this Agreement, set forth below. To the extent that the Employee is in violation of his agreements and covenants set forth in Sections 6 and 7 he shall not be entitled to any payment or future payment under this Section 5(d).

(e)  If a Change in Control (defined below) is consummated during the Term of this Agreement and (A) Employee is terminated within six (6) months immediately prior to or in connection with such Change of Control; or (B) within six months immediately following such Change in Control, Employee either (i) is terminated Without Cause or (ii) resigns for Good Reason, then the Company (or the surviving entity, as the case may be) shall pay Employee the Severance Payments for an amount equal to his Base Salary then in effect for the remainder of the Employment Term or for twelve (12) months, whichever is longer. In addition, a Change of Control as defined herein shall be deemed to constitute a “Change in Control” as such term is used in the Company’s Omnibus Securities Plan, and Employee shall have the right, without further action by the Board of Directors or the Stock Plan Committee, to have the vesting or exercisability of any outstanding stock option awards (or similar equity grants awarded under said Plan) accelerated so that immediately prior to the consummation of the Change in Control, Employee could convert, claim or exercise, as applicable, any such equity awards to the full extent not yet converted, claimed or exercised, (including any installments which have not yet become vested or exercisable).

(f) For purposes of this Agreement, the following terms have the following meanings:

(i) The term “Termination for Cause” means, to the maximum extent permitted by applicable law, a termination of the Employee's employ-ment by the Company because the Employee has (a) materially breached or materially failed to perform his duties and such breach or failure to perform constitutes self-dealing, willful misconduct or recklessness, (b) committed an act of dishonesty in the performance of his duties hereunder or engaged in conduct materially detrimental to the business of the Company, (c) been convicted of a felony or any crime involving moral turpitude, (d) materially breached or materially failed to perform his obligations and duties hereunder, which breach or failure the Employee shall fail to remedy within 30 days after written demand from the Company, or (e) violated in any material respect the representations made in Section above or the provisions of Sections 6 and 7 below.

(ii)  The term “Without Cause Termination” means a termination of the Employee’s employment by the Company other than due to expiration of the Employment Term and other than a Termination for Cause.

(iii)  The term “Good Reason” means, the occurrence, without the Employee’s written consent, of any of the following: (i) a significant change in the nature or scope of the Employee’s duties from those described in Section 2 above, including a material demotion or any assignment of duties materially and adversely inconsistent with Employees position as Chief Financial Officer (except in connection with the termination of Employee’s employment for Death, Disability or Cause); (ii) a failure by the Company to pay to the Employee any amounts due under this Agreement or provide any benefits in accordance with the terms hereof, which failure is not cured within fifteen (15) days following receipt by the Company of notice from the Employee of such failure; or (iii) a relocation of the Company’s corporate headquarters more than sixty-five (65) miles from Employee’s current residence as of the date hereof (iv) any other material breach by the Company of this Agreement that remains uncured for fifteen (15) days after written notice thereof by the Employee to the Company.

(iv)  "Change In Control" shall mean the consummation of any of the following transactions effecting a change in ownership or control of the Company: (a) any merger, consolidation or reorganization, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company's outstanding voting securities immediately prior to such transaction; or (b) any transfer, sale or other disposition of all or substantially all of the Company's assets; or (c) the acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's beneficial holders; provided, however, in no event shall a Change in Control be deemed to occur in connection with any public offering of Common Stock, the primary purpose of which is to raise capital.

(v) “Disability” shall mean Employee’s inability, by virtue of physical or mental illness or injury, to perform his regular duties on a full-time, continuous basis for 120 consecutive days. Employee’s disability will be established if a qualified medical doctor selected by the parties so certifies in writing. If the parties are unable to agree on the selection of such a doctor, each party will designate a qualified medical doctor who together will select a third doctor who will make the determination. Employee will make himself available for an examination by a doctor selected in accordance with this paragraph.

(g) In the event of a termination pursuant to this Section 5, the Employee, and his eligible dependents, shall be entitled to participate in continued group hospitalization, health and dental care insurance in accordance with the terms and conditions of the Comprehensive Omnibus Budget Reconciliation Act ("COBRA"), at Employee’s expense.

Section 6. Other Duties of Employee During and After Employment Term. The Employee recognizes and acknowledges that the principle business of the Company is providing wireless carriers with comprehensive real estate site acquisition and zoning services, radio frequency and network design engineering, infrastructure equipment construction and installation, radio transmission base station modification and project management services. The Employee further recognizes and acknowledges that all information pertaining to the affairs, business, clients, or customers of the Company or any of its subsidiaries or affiliates (any or all of such affairs, business, clients, and customers hereinafter collectively referred to as the "Business"), as such information may exist from time to time, other than information that the Company has previously made publicly available, is confidential information and is a unique and valuable asset of the Business, access to and knowledge of which are essential to the performance of the Employee's duties under this Agreement. In consideration of the payments and obligations made to him hereunder, the Employee shall not at any time, except to the extent reasonably necessary in the performance of his duties under this Agreement, divulge to any person, firm, association, corporation, or governmental agency, any information concerning the affairs, businesses, clients, or customers of the Business (except such information as is required by law to be divulged to a government agency or pursuant to lawful process), or make use of any such information for his own purposes or for the benefit of any person, firm, association or corporation (except the Business) and shall use his reasonable best efforts to prevent the disclosure of any such information by others. All records, memoranda, letters, books, papers, reports, accountings, or other data, and other records and documents relating to the Business, whether made by the Employee or otherwise coming into his possession, are confidential information and are, shall be, and shall remain the property of the Business. No copies thereof shall be made which are not retained by the Business, and the Employee agrees, on termination of his employment or on demand of the Company, to deliver the same to the Company.

Section 7. Non-Competition and Non-Solicitation.

(a)   (i) The Employee acknowledges that as a result of his employment by the Company, the Employee (1) will acquire knowledge of the trade and proprietary and confidential information as to the business of the Company and its Affiliates and (2) will create relationships with customers, suppliers and other persons dealing with the Company and its Affiliates. The Employee further acknowledges and agrees that the Company and its Affiliates will suffer substantial damage, which would be difficult to ascertain and is not compensable by monetary damages, if the Employee should use such trade secrets or other proprietary and confidential information or take advantage of such relationship and that because of the nature of the information that will be known to the Employee and the relationships created, it is necessary for the Company and its Affiliates to be protected by the prohibition against Competition as set forth herein.

(ii) The Employee acknowledges that the retention of non-clerical employees employed by the Company and its Affiliates in which the Company and its Affiliates have invested training and depend on for the operation of their businesses is important to the businesses of the Company and its Affiliates, that the Employee will obtain unique information as to such employees and will develop unique relationships with such persons as a result of being an employee of the Company and, therefore, it is necessary for the Company and its Affiliates to be protected from the Employee’s Solicitation (as defined below) of such employees as set forth below.

(iii) The Employee acknowledges that the provisions of this Agreement are reasonable and necessary for the protection of the businesses of the Company and its Affiliates and that part of the compensation paid under this Agreement and the agreement to pay compensation upon termination in certain instances is in consideration for the agreements and covenants in this Section 7.

(b)	Definitions

(i) For the purposes of this Agreement, “Competition” shall mean: participating, directly or indirectly, as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, consultant or in any capacity whatsoever (within the United States of America, or in any country where the Company or its Affiliates do business) in a Competing Business (as defined below); provided, however, that such participation shall not include (i) the mere ownership if not more than three percent (3%) of the total outstanding stock of a publicly help company; or (ii) any activity engaged in with the prior written approval of the Board of Directors of the Company.

(ii) For the purposes of this Agreement, “Competing Business” shall mean any line of business engaged in by the Company and/or its subsidiaries and/for any entity in which the Company and/or its subsidiaries holds securities (other than entities in which the Company or its subsidiaries make a nominal investment) (i) from time to time (while Employee is employed by the Company) or (ii) at the time of termination (upon termination of Employee’s employment).

(iii) For the purposes of this Agreement, “Affiliate” of the Company shall mean any business, entity, partnership, corporation, or subsidiary directly or indirectly controlling, controlled by, or under common control with, the Company; provided that, for the purposes of this definition, “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to the Company, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Company, whether through the ownership of voting securities or partnership interests, by contract of otherwise.

(iv) For purposes of this Agreement, “Solicitation” shall mean: recruiting, soliciting or inducing, of any non-clerical employee of the Company or its Affiliate to terminate their employment with, or otherwise cease their relationship with, the Company or its Affiliates or hiring or assisting another person or entity to hire any non-clerical employee of the Company or its Affiliates or any person who within twelve (12) months before had been a non-clerical employee of the Company or its Affiliates and were recruited or solicited for such employment or other retention while an employee of the Company, provided, however, that Solicitation shall not include any of the foregoing activities engaged in with the prior written approval of the Board of Directors of the Company.

(c)  If any restriction set forth with regard to Non-Competition or Non-Solicitation is found by any court of competent jurisdiction, or in arbitration, to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to amend over the maximum period of time, range of activities or geographic area as to which it may be enforceable. If any provision of this Section shall be declared to be invalid or unenforceable, in whole or in part, as a result of the foregoing, as a result of public policy or for any other reason, such invalidity shall not affect the remaining provisions of this Section 7, which shall remain in full force and effect.

(d)  During the Employment Term and for two (2) years following the termination of Employee’s employment for any reason whatsoever, whether by the Company or by the Employee and whether or not with Cause, Good Reason or non-extension of the Employment Term, the Employee will not engage in Solicitation.

(e)  During the Employment Term and for the Restricted Period (as hereafter defined) following a termination of Employee’s employment, Employee will not enter into Competition with the Company. The “Restricted Period” shall mean (i) for a termination with Cause, two (2) years following the date of termination, (ii) for termination without Cause by the Company, or for Good Reason by the Employee, the Severance Period, (iii) for termination as a result of the voluntary resignation by the Employee without Good Reason, one (1) year from the date of termination, and (iv) for termination of employment under any circumstances after the expiration of the Employment Term, one (1) year from the date of termination. The Employee expressly agrees and acknowledges that his promises, obligations, and covenants under Section 6 above, and this Section 7, survive the Employment Term identified in Section 1.

(f)  In the event of a breach or potential breach of Section 7, Employee acknowledges that the Company and its Affiliates will be caused irreparable injury and that money damages may not be an adequate remedy and agree that the Company and its Affiliates shall be entitled to injunctive relief (in addition to its other remedies at law) to have the provisions of Sections 7 enforced. It is hereby acknowledged that the provisions of Section 7 are for the benefit of the Company and all of the Affiliates of the Company and each such entity may enforce the provisions of Sections 7 and only the applicable entity can waive the rights hereunder with respect to its confidential information and employees.

(g)  Furthermore, in addition to and not in limitation of any other remedies provided herein or at law or in equity, in the event of a breach of Section 7 by the Employee, while he is receiving compensation or benefits under Section 5 above, the Employee shall not be entitled to receive any future amounts pursuant to Section 5 (a) or (d) hereof and shall reimburse the Company for any amounts previously paid to the Employee pursuant to Section 5(a) or (d) hereof.

(h)  The Company's obligation to make payments, or provide for any benefits under this Agreement (except to the extent vested or exercisable) shall cease upon a violation of the preceding provisions of this section.

Section 8. Acknowledgment. The Employee acknowledges that he has carefully read and considered all of the restraints imposed pursuant to Sections 6 and 7 and that each and every one of said restraints is reasonable in respect to subject matter, length of time and area. The Employee further acknowledges that damages at law would not be a measurable or adequate remedy for a breach of Sections 6 and 7 (non-solicitation and non-competition), and accordingly consents to the entry by any court of competent jurisdiction of order enjoining him from violating any of such covenants. If any of the covenants contained in Sections 6 and/or 7 are held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and in its reduced form said provision shall then be enforceable.

Section 9. Withholdings. The Company may directly or indirectly withhold from any payments made under this Agreement all Federal, state, city or other taxes and all other deductions authorized by the Employee or by law.

Section 10. Consolidation, Merger or Sale of Assets. Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, or engaging in any other business combination with, any other person or entity which assumes this Agreement and all obligations and undertakings of the Company hereunder. Company will require any such successor (whether by purchase, merger, consolidation or similar transaction) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably satisfactory to Employee, to expressly assume and agree to perform this Agreement in substantially the same manner and substantially the same extent that Company would be required to perform if not such succession had taken place. Upon such a consolidation, merger, transfer of assets or other business combination and assumption, the term “Company” used herein shall mean such other person or entity and this Agreement shall continue in full force and effect.

Section 11. Indemnification. The Company and BCI shall indemnify, to the fullest extent permitted by law, and the Company’s and BCI’s articles of incorporation and bylaws, Employee, from and against any expenses (including attorney’s fees), judgments, fines, taxes, penalties and amounts paid in settlement actually and reasonably incurred by Employee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, or employee of the Company.

Section 12. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given if delivered or mailed, postage prepaid, by same day or overnight mail (i) if to the Employee, at the address set forth above, or (ii) if to the Company, as follows:

Berliner Communications Inc.
20 Bushes Lane
Elmwood Park, New Jersey 07407
Attn: General Counsel

or to such other address as either party shall have previously specified in writing to the other.

Section 13. Binding Agreement; No Assignment. This Agreement shall be binding upon, and shall inure to the benefit of, the Employee and the Company and their respective permitted successors, assigns, heirs, beneficiaries and representatives. This Agreement shall be for the sole benefit of the parties to this Agreement and their respective heirs, successors, permitted assigns (if any) and legal representatives and is not intended, nor shall be construed, to give any person, other than the parties hereto and their respective heirs, successors, permitted assignees (if any) and legal representatives, any legal or equitable right, remedy or claim hereunder. This Agreement is personal to the Employee and may not be assigned by him without the prior written consent of the Company. Any attempted assignment in violation of this Section 13 shall be null and void.

Section 14. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New Jersey, without reference to the choice of law principles thereof.

Section 15. Dispute Resolution. Any dispute or controversy between the Company and the Employee relating to this Agreement, unless otherwise specifically required by a plan document, shall be settled by litigation between the parties. Said litigation to be venued in the Supreme Court of the State of New Jersey, law division, Bergen County vicinage. The Employee hereby consents to, and waives any objection to, the personal jurisdiction and venue of the aforesaid courts, and waives any claim that aforesaid courts constitute on inconvenient forum.

Section 16. Entire Agreement. This Agreement shall constitute the entire agreement among the parties with respect to the matters covered hereby and shall supersede any and all previous written, oral or implied understandings among them with respect to such matters.

Section 17. Amendments. This Agreement may only be amended or otherwise modified, and compliance with any provision hereof may only be waived, by a writing executed by all of the parties hereto.

Section 18. Counterparts. This Agreement may be execut-ed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall together be deemed to constitute one and the same instrument.

Section 19. Waiver. Any of the terms or conditions of this Agreement may be waived at any time by the party or parties entitled to the benefit thereof, but only by a writing signed by the party or parties waiving such terms or conditions. No waiver of any provisions of this Agreement or of any rights or benefits arising hereunder shall be deemed to or shall constitute a waiver of any other provisions of this Agreement (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided in writing.

Section 20. Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by law.

Section 21. Survival. The covenants set forth in Sections 6 and 7 of this Agreement shall survive and shall continue to be binding upon Employee notwithstanding the termination of this Agreement for any reason whatsoever. The covenants set forth in Sections 6 and 7 of this Agreement shall be deemed and construed as separate agreements independent of any other provision of this Agreement. The existence of any claim or cause of action by Employee against Company, whether predicated on this Agreement or otherwise shall not constitute a defense to the enforcement by Company of any or all covenants. It is expressly agreed that the remedy at law for the breach or any such covenant is inadequate and that injunctive relief shall be available to prevent the breach or any threatened breach thereof.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by the undersigned, thereunto duly authorized, and the Employee has signed this Agreement, all as of the date first written above.

BERLINER COMMUNICATIONS, INC.

By:	/s/ Rich Berliner
Rich Berliner
Chief Executive Officer

EMPLOYEE

By:	/s/ Raymond A. Cardonne, Jr.
Raymond A. Cardonne, Jr.

And with respect to the obligation to Indemnify as set forth in Section 11:

BCI Communications, Inc.

By:   /s/ Rich Berliner
Rich Berliner
Chief Executive Officer